Exhibit 99.1

Monogram Technologies Announces World’s First Fully Autonomous Saw-Based Robotic Knee Replacement Surgery

The Procedure Utilized Monogram’s mBôs TKA System Performed in India with Shalby Hospitals

Groundbreaking Procedure Delivers the World’s First Autonomous Saw-Based Robotic TKA Surgery on a Live Patient

AUSTIN, TX – July 29, 2025 – Monogram Technologies Inc. (NASDAQ: MGRM) ("Monogram" or the "Company"), an AI-driven robotics company revolutionizing orthopedic surgery, today announced that on Saturday, July 26, 2025, Monogram completed the first ever fully autonomous saw-based robotic knee replacement procedure on a live patient.

The procedure was performed at the Krishna Shalby Hospital in Ahmedabad India, as part of Monogram’s multi-center clinical trial in India for the Monogram TKA System.

As previously announced, Monogram and Shalby partnered to evaluate the safety and effectiveness of the mBôs TKA System with the Consensus CKS implant, which is substantially equivalent to the Monogram mPress implants for regulatory purposes. On April 29, 2025, Monogram obtained regulatory approval from India's Central Drugs Standard Control Organization ("CDSCO") to import its mBôs TKA system to conduct a multi-center clinical investigation evaluating the safety and effectiveness of the Monogram TKA System. The clinical trial includes 102 total knee replacement procedures, with a three-month clinical follow-up, conducted across multiple sites in India.

“The first fully autonomous knee replacement on a live patient using Monogram’s TKA System is a tremendous milestone for the Company. The procedure marks the culmination of years of hard work and dedication by our incredible team. I feel honored and proud to work with such incredible and dedicated individuals at Monogram. The system appears to have flawlessly executed the plan based on intraoperative surgeon evaluation, including intraoperative laxity estimation and achievement of planned alignment. I believe Monogram’s product will have a significant positive impact on the standard of care for orthopedic medicine in the years to come,” said Benjamin Sexson, CEO of Monogram Technologies.

“Watching the ease with which the system cut and executed the procedure was incredibly fulfilling. The safety and accuracy of the system were on obvious display. It really was an amazing moment watching Dr. Patil realize that robots can be more than marketing gimmicks but tools that actually change how knee replacements can be done better, said founder Dr. Douglas Unis. “Based on years of evaluating technology, watching this surgery was the final validation I needed to know with certainty that we have a groundbreaking product. It was incredible that there was so little stress, given the level of autonomy and first-time use on a living person. It was flawless.”

“Observing the flawless execution of this surgical plan was a highlight of my career and incredibly fulfilling. Patient safety has been painstakingly considered in virtually every aspect of our system. Our goal is to have the most efficient, most accurate and safest robot in the world. I am incredibly proud of the hard work of our team and to have had the opportunity to help build this technology,” said Kamran Shamaei, Chief Technical Officer.

“I feel proud to have played a part in the development of the Monogram TKA System and to have been a member of this incredible team,” said Aniruddh Nayak, Sr. Manager of Clinical R&D. “As the individual responsible for the execution of this trial I feel a huge weight of responsibility. To see the system do it’s job and execute the surgical plan as it did was extremely fulfilling. I believe our product will have a significant clinical impact globally.”

Strategic partner Shalby Limited (NSE: SHALBY) ("Shalby"), one of the world's largest orthopedic hospital groups, will support the 102-patient clinical investigation evaluating the safety and effectiveness of the Monogram TKA System, one of the world's first saw-based autonomous robots.

“I founded Shalby Hospitals to be a world-renowned center of excellence and innovation for joint replacement surgeries,” said Dr. Vikram Shah, founder of Shalby Hospitals. “My vision has always been to pioneer advanced technologies in the field of orthopedic medicine. Having performed thousands of surgeries, I was deeply impressed by what the Monogram team has accomplished and by what was achieved in this surgery, and I look forward to supporting the introduction of this state-of-the-art robotic system, which reaffirms Shalby’s commitment to leading innovation and excellence in joint replacement surgeries.”

The U.S. Food and Drug Administration (FDA) recently granted 510(k) clearance for Monogram’s mBôs semi-autonomous TKA System.

Zimmer Biomet Holdings, Inc. (NYSE and SIX: ZBH), a global medical technology leader, and Monogram Technologies Inc. recently announced they entered into a definitive agreement for Zimmer Biomet to acquire all outstanding shares of stock of Monogram.

About Monogram Technologies Inc.

Monogram Technologies (NASDAQ: MGRM) is an AI-driven robotics company focused on improving human health, with an initial focus on orthopedic surgery. The Company is developing a product solution architecture to enable patient-optimized orthopedic implants at scale by combining 3D printing, advanced machine vision, AI and next-generation robotics.

To learn more, visit www.monogramtechnologies.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Forward-looking statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements as a result of a number of factors, including those described in the Company's filings with the SEC. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Investor Relations

Chris Tyson
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MZ North America
Direct: 949-491-8235
MGRM@mzgroup.us